Exhibit 99.1

SeaWorld Entertainment, Inc. Reports Third Quarter 2014 Results

ORLANDO, Fla., Nov. 12, 2014 — SeaWorld Entertainment, Inc. (NYSE: SEAS), a leading theme park and entertainment company, today reported financial results for the third quarter of 2014.

Release Overview

•	Attendance of 8.4 million versus 8.9 million in the third quarter of 2013

•	Revenue of $495.8 million versus $538.4 million in the third quarter of 2013

•	Adjusted EBITDA[1] of $209.1 million versus $254.4 million in the third quarter of 2013

•	Net income of $87.2 million versus $120.7 million in the third quarter of 2013

•	Implementing a cost savings plan that is expected to deliver approximately $50 million of annual cost savings by the end of 2015

•	Reaffirmed full year 2014 revenue and Adjusted EBITDA guidance

“Consistent with the update we provided in August, the attendance trends the Company experienced in the latter part of the second quarter continued into the third quarter. Clearly 2014 has been a challenging year, but I am confident we are taking the necessary steps to address our near term challenges and position the Company to deliver value over the long term,” said Jim Atchison, CEO and President of SeaWorld Entertainment, Inc. “We are executing a cost savings plan that is expected to deliver approximately $50 million of annual cost savings by the end of 2015. At the same time, we are adjusting our attraction and marketing plans to address our immediate top-line concerns. While we recognize that we are in the early stages of these initiatives, we firmly believe these actions will enable us to overcome the current challenges we face and enhance our competitive standing.”

“In the longer term, we have extended our Memorandum of Understanding and continue to work with our partners in the Middle East evaluating the business plan, technical models, and proposed agreements for a multi-park development. The first phase of the project is expected to open in 2020. We also continue to work with Village Roadshow Theme Parks on development opportunities in Asia and other international markets,” Atchison added.

[1]	This earnings release includes several metrics, including Adjusted EBITDA, Adjusted Net Income, Adjusted Net Income per Diluted Share, Free Cash Flow and Adjusted Free Cash Flow that are not calculated in accordance with Generally Accepted Accounting Principles in the U.S. (“GAAP”). See “Statement Regarding Non-GAAP Financial Measures” section at the end of this earnings release for the definitions of Adjusted EBITDA, Adjusted Net Income, Adjusted Net Income per Diluted Share, Free Cash Flow and Adjusted Free Cash Flow and their reconciliation to their respective most comparable financial measures calculated in accordance with GAAP.

Third Quarter 2014 Results

During the third quarter of 2014, the Company generated total revenue of $495.8 million, a decrease of $42.6 million, or 8%, compared to the same period in 2013. Adjusted EBITDA was $209.1 million, a decrease of $45.3 million, or 18%, compared to the third quarter of 2013. The Company reported net income of $87.2 million, or $1.00 per diluted share and Adjusted Net Income[1] of $88.6 million, or $1.01 per diluted share, for the third quarter of 2014. In the third quarter of 2013, the Company reported net income of $120.7 million, or $1.34 per diluted share. Cash flow from operating activities was $136.4 million in the third quarter of 2014 compared to $178.6 million in the third quarter of 2013.

The decrease in total revenue in the third quarter of 2014 was primarily driven by a 5.2% decline in attendance, along with a 2.9% decline in total revenue per capita from $60.74 in the third quarter of 2013 to $58.99. The prior year quarter in 2013 yielded record results in revenue driven by the Company’s SeaWorld-branded parks partly due to the addition of Antarctica: Empire of the Penguin®, the Company’s largest expansion ever at its SeaWorld® Orlando park. Admission per capita, defined as admissions revenue divided by total attendance, decreased by 5.0% from $38.38 to $36.47 primarily as a result of an unfavorable change in the park attendance mix and an increase in promotional offerings compared to the prior year quarter. In-park per capita spending, calculated as food, merchandise and other revenue divided by total attendance, increased slightly from $22.36 to $22.53 in the third quarter of 2014.

Attendance declined when compared to the prior year quarter, as trends the Company began to experience in the second quarter of 2014, primarily at its destination parks, extended into the Company’s peak operating quarter. The Company believes the decline results from a combination of factors including negative media attention in California along with a challenging competitive environment, particularly in Florida. The competitive challenges in Florida relate to significant new attraction offerings at competitor destination parks, along with a delay in the scheduled opening of one of the Company’s new rides at its Busch Gardens® Tampa park.

Year to Date Results

During the first nine months of 2014, the Company generated revenue of $1,113.3 million, a decrease of $75.0 million, or 6%, compared to the same period in 2013. Adjusted EBITDA was $320.2 million, a decrease of $72.3 million, or 18%, compared to Adjusted EBITDA of $392.5 million in the same period of 2013. The Company reported net income of $75.4 million, or $0.86 per diluted share, for the nine months ended September 30, 2014. Adjusted Net Income was $77.2 million, or $0.88 per diluted share. In the first nine months of 2013, the Company generated net income of $64.9 million, or $0.74 per diluted share, and Adjusted Net Income was $112.3 million, or $1.28 per diluted share. Cash flow from operating activities was $269.9 million in the first nine months of 2014 compared to $273.0 million in the prior year period.

The decrease in revenue was primarily driven by a 4.7% decline in attendance, along with a 1.7% decline in total revenue per capita from $62.79 in the first nine months of 2013 to $61.73 in 2014. Admission per capita decreased by 2.7% from $39.50 in the first nine months of 2013 to $38.44 in 2014. In-park per capita spending was essentially flat at $23.30 in the first nine months of 2014 compared to $23.28 in the same period of 2013.

Attendance for the first nine months of 2014 declined as negative trends the Company began to experience in the second quarter of 2014, primarily at its destination parks, extended into its peak operating quarter, as discussed in the preceding section.

Other

On September 17, 2014, the Company’s Board of Directors declared a cash dividend of $0.21 per share, which was paid on October 6, 2014, to all common stockholders of record at the close of business on September 29, 2014.

Based on the Company’s debt covenant calculations as of September 30, 2014, the Company has $120.0 million of restricted payments capacity in fiscal 2014. During the nine months ended September 30, 2014, the Company has used approximately $104.9 million of its available restricted payments capacity for dividend declarations and the repurchase of shares directly from selling stockholders in connection with the secondary offering in April 2014. As a result, the Company’s ability to declare dividends, repurchase shares or make certain other restricted payments is limited to approximately $15.1 million for the remainder of calendar year 2014. The amount available for dividend payments and other restricted payments under the Company’s debt covenants will reset on January 1, 2015. As a result, the Company’s Board of Directors may shift the timing of the next quarterly dividend declaration from mid-December to early January 2015 with the anticipated payment still occurring in January 2015.

During the third quarter of 2014, the Company paid $35.0 million on its senior secured term loan facility, which included a voluntary prepayment of $31.5 million.

Guidance

The following guidance is based on current management expectations. All financial guidance amounts are estimates subject to change, including as a result of matters discussed under the “Forward-Looking Statements” caption below and the Company undertakes no obligation to update its guidance. For the full year of 2014, the Company continues to expect full year 2014 revenue and Adjusted EBITDA to be down in the range of 6-7% and 14-16%, respectively, compared to the prior year. The Company also expects to take a restructuring charge of up to $13 million in the fourth quarter of 2014 related to its cost reduction initiatives. The Company expects full year 2014 capital expenditures to be in the range of $155 million to $165 million and 2015 capital expenditures to be in the range of $185 million to $195 million.

Conference Call

The Company will hold a conference call today, Wednesday, November 12 at 9 a.m. Eastern Time to discuss its third quarter 2014 financial results. The conference call will be broadcast live on the Internet and the release and conference call can be accessed via the Company’s website at www.seaworldentertainment.com by clicking on the “Investor Relations” link located on the upper right corner of that page. For those unable to listen to the live call, a replay of the webcast will be available after 12 p.m. Eastern Time November 12, 2014 via the “Investor Relations” section of www.seaworldentertainment.com. A replay of the call can also be accessed telephonically from 12 p.m. Eastern Time on November 12, 2014 through 11:59 p.m. Eastern Time on November 19, 2014 by dialing 1-877-870-5176 from anywhere in the U.S. or 1-858-384-5517 from international locations, conference code 13592321.

Revision to Previously Issued Financial Statements

Certain prior period amounts included in this release have been revised. The revisions do not affect the ongoing operations of the Company or its historical revenue or Adjusted EBITDA. The revisions relate to immaterial correction of errors related to the accounting for certain debt transactions in prior years. The year to date after tax impact of the revisions for the six months ended June 30, 2014 previously issued is additional net income of approximately $284,000. The after tax impact of the revisions on the three and nine months ended September 30, 2013 is additional net income of approximately $541,000 and $904,000, respectively. Refer to the Company’s Quarterly Report on Form 10-Q which will be filed with the Securities and Exchange Commission on November 13, 2014 for further information and detail on other affected periods.

Statement Regarding Non-GAAP Financial Measures

This earnings release and accompanying financial statement tables include several supplemental non-GAAP financial measures, including Adjusted EBITDA, Adjusted Net Income, Adjusted Net Income per Diluted Share, Free Cash Flow and Adjusted Free Cash Flow. Adjusted EBITDA, Adjusted Net Income, Adjusted Net Income per Diluted Share, Free Cash Flow and Adjusted Free Cash Flow are not recognized terms under GAAP, should not be considered in isolation or as a substitute for a measure of liquidity or performance prepared in accordance with GAAP and are not indicative of net income or loss or net cash provided by operating activities as determined under GAAP. Adjusted EBITDA, Adjusted Net Income, Adjusted Net Income per Diluted Share, Free Cash Flow, Adjusted Free Cash Flow and other non-GAAP financial measures have limitations that should be considered before using these measures to evaluate the Company’s liquidity or financial performance. Adjusted EBITDA, Adjusted Net Income, Adjusted Net Income per Diluted Share, Free Cash Flow and Adjusted Free Cash Flow, as presented, may not be comparable to similarly titled measures of other companies due to varying methods of calculation.

Adjusted EBITDA is defined as net income (loss) before income tax expense (benefit), interest expense, depreciation and amortization, as further adjusted to exclude certain non-cash, and other items permitted in calculating covenant compliance under the indenture governing the Company’s senior notes and the credit agreement governing the Company’s senior secured credit facilities. Adjusted EBITDA is a material component of these covenants. Management presents Adjusted EBITDA because it believes that it provides additional information to investors about the calculation of and compliance with these financial covenants. Management also uses Adjusted EBITDA in connection with certain components of its executive compensation program. In addition, investors, lenders, financial analysts and rating agencies have historically used EBITDA-related measures in the Company’s industry, along with other measures to evaluate a company’s ability to meet its debt service requirement, to estimate the value of a company and to make informed investment decisions.

Adjusted Net Income is defined as net income before the after-tax impact of the termination of advisory agreement, the secondary offering costs, the loss on early extinguishment of debt and write-off of discounts and deferred financing costs and business optimization costs, if any. Adjusted Net Income per Diluted Share is calculated by dividing Adjusted Net Income for the period by the diluted shares outstanding. Management presents Adjusted Net Income and Adjusted Net Income per Diluted Share to eliminate the impact of items, net of tax, that management does not consider indicative of ongoing operating performance due to their inherent unusual nature or because they result from an event of a similar nature.

Free Cash Flow is defined as net cash provided by operating activities reduced by capital expenditures. Adjusted Free Cash Flow is defined as Free Cash Flow further adjusted by the one-time cash payment of the 2009 Advisory Agreement termination fee. Management presents Free Cash Flow or Adjusted Free Cash Flow because it believes it provides supplemental information to assist investors in analyzing the Company’s ability to generate liquidity from its operating activities. Free Cash Flow or Adjusted Free Cash Flow have limitations due to the fact that they do not represent the residual cash flow available for discretionary expenditures as they do not take into consideration certain other non-discretionary cash requirements, such as mandatory principal payments on the Company’s long-term debt.

The financial statement tables that accompany this press release include a reconciliation of non-GAAP financial measures to the applicable most comparable U.S. GAAP financial measures.

About SeaWorld Entertainment, Inc.

SeaWorld Entertainment, Inc. (NYSE: SEAS) is a leading theme park and entertainment company delivering personal, interactive and educational experiences that blend imagination with nature and enable its customers to celebrate, connect with and care for the natural world we share. The Company owns or licenses a portfolio of globally recognized brands including SeaWorld®, Shamu® and Busch Gardens®. Over its more than 50-year history, the Company has built a diversified portfolio of 11 destination and regional theme parks that are grouped in key markets across the United States, many of which showcase its one-of-a-kind collection of approximately 86,000 marine and terrestrial animals. The Company’s theme parks feature a diverse array of rides, shows and other attractions with broad demographic appeal which deliver memorable experiences and a strong value proposition for its guests.

SeaWorld Entertainment, Inc. is one of the world’s foremost zoological organizations and a global leader in animal welfare, training, husbandry and veterinary care. The Company collectively cares for what it believes is one of the largest animal collections in the world and has helped lead advances in the care of animals. The Company also rescues and rehabilitates marine and terrestrial animals that are ill, injured, orphaned or abandoned, with the goal of returning them to the wild. The SeaWorld rescue team has helped more than 24,000 animals in need over the last 50 years.

Copies of this and other news releases as well as additional information about SeaWorld Entertainment, Inc. can be obtained online at www.seaworldentertainment.com. Shareholders and prospective investors can also register to automatically receive the Company’s press releases, SEC filings and other notices by e-mail by registering at that website.

Forward-Looking Statements

In addition to historical information, this press release contains statements relating to future results (including certain projections and business trends) that are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are subject to the “safe harbor” created by those sections. The Company generally uses the words such as “might,” “will,” “may,” “should,” “estimates,” “expects,” “continues,” “contemplates,” “anticipates,” “projects,” “plans,” “potential,” “predicts,” “intends,” “believes,” “forecasts,” “future” and variations of such words or similar expressions in this press release and any attachment to identify forward-looking statements. All statements, other than statements of historical facts included in this press release, including statements concerning plans, objectives, goals, beliefs, business strategies, future events, business conditions, results of operations, financial position and business outlook, earnings guidance, business trends and other information are forward-looking statements. The forward-looking statements are not historical facts, and are based upon current expectations, estimates and projections, and various assumptions, many of which, by their nature, are inherently uncertain and beyond management’s control. All expectations, beliefs and projections are expressed in good faith and the Company believes there is a reasonable basis for them. However, there can be no assurance that management’s expectations, beliefs and projections will result or be achieved and actual results may vary materially from what is expressed in or indicated by the forward-looking statements.

These forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements contained in this press release, including among others: various factors beyond management’s control adversely affecting discretionary spending and attendance at the Company’s theme parks; inability to protect intellectual property or the infringement on intellectual property rights of others; incidents or adverse publicity concerning the Company’s theme parks; outbreak of infectious disease affecting the Company’s animals; change in federal and state regulations governing the treatment of animals; and other risks, uncertainties and factors set forth in the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013, as such risks, uncertainties and factors may be updated in the Company’s periodic filings with the Securities and Exchange Commission (“SEC”).

Although the Company believes that these statements are based upon reasonable assumptions, it cannot guarantee future results and readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s opinions only as of the date of this press release. There can be no assurance that (i) the Company has correctly measured or identified all of the factors affecting its business or the extent of these factors’ likely impact, (ii) the available information with respect to these factors on which such analysis is based is complete or accurate, (iii) such analysis is correct or (iv) the Company’s strategy, which is based in part on this analysis, will be successful. Except as required by law, the Company undertakes no obligation to update or revise forward-looking statements to reflect new information or events or circumstances that occur after the date of this press release or to reflect the occurrence of unanticipated events or otherwise. Readers are advised to review the Company’s filings with the SEC (which are available from the SEC’s EDGAR database at www.sec.gov and via the Company’s website at www.seaworldentertainment.com).

Contacts:

Investor Relations Inquiries:

SeaWorld Entertainment, Inc.

855.797.8625

Investors@SeaWorld.com

Media Inquiries:

Fred Jacobs

Vice President of Communications

Fred.Jacobs@SeaWorld.com

SOURCE: SeaWorld Entertainment, Inc.

SEAWORLD ENTERTAINMENT, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

	For the Three Months Ended September 30,		Change		For the Nine Months Ended September 30,		Change
	2014	2013	$	%	2014	2013	$	%
Net revenues:
Admissions	$306,495	$340,183	$(33,688)	(10%)	$693,144	$747,610	$(54,466)	(7%)
Food, merchandise and other	189,339	198,206	(8,867)	(4%)	420,131	440,681	(20,550)	(5%)

Total revenues	495,834	538,389	(42,555)	(8%)	1,113,275	1,188,291	(75,016)	(6%)

Costs and expenses:
Cost of food, merchandise and other revenues	38,219	40,422	(2,203)	(5%)	88,630	93,224	(4,594)	(5%)
Operating expenses	200,891	202,625	(1,734)	(1%)	557,993	573,892	(15,899)	(3%)
Selling, general and administrative	50,438	47,426	3,012	6%	154,078	149,581	4,497	3%
Termination of advisory agreement	—	—	—	—	—	50,072	(50,072)	NM
Secondary offering costs	—	—	—	—	747	—	747	ND
Depreciation and amortization	44,371	42,322	2,049	5%	128,733	124,154	4,579	4%

Total costs and expenses	333,919	332,795	1,124	0%	930,181	990,923	(60,742)	(6%)

Operating income	161,915	205,594	(43,679)	(21%)	183,094	197,368	(14,274)	(7%)
Other income, net	(56)	(13)	(43)	(331%)	(84)	(193)	109	56%
Interest expense	20,857	20,211	646	3%	61,087	70,439	(9,352)	(13%)
Loss on early extinguishment of debt and write-off of discounts and deferred financing costs	461	—	461	ND	461	29,858	(29,397)	NM

Income before income taxes	140,653	185,396	(44,743)	(24%)	121,630	97,264	24,366	25%
Provision for income taxes	53,477	64,656	(11,179)	(17%)	46,265	32,375	13,890	43%

Net income	$87,176	$120,740	$(33,564)	(28%)	$75,365	$64,889	$10,476	16%

Earnings per share:
Net income per share, basic	$1.01	$1.35			$0.86	$0.75

Net income per share, diluted	$1.00	$1.34			$0.86	$0.74

Weighted average common shares outstanding:
Basic	86,715	89,610			87,329	86,867

Diluted	87,024	90,206			87,648	87,531

SEAWORLD ENTERTAINMENT, INC. AND SUBSIDIARIES

UNAUDITED RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(In thousands, except per share amounts)

	For the Three Months Ended September 30,		Change		For the Nine Months Ended September 30,		Change
	2014	2013	$	%	2014	2013	$	%
Net income	$87,176	$120,740	$(33,564)	(28%)	$75,365	$64,889	$10,476	16%
Provision for income taxes	53,477	64,656	(11,179)	(17%)	46,265	32,375	13,890	43%

Loss on early extinguishment of debt and write-off of discounts and deferred financing costs (a)	461	—	461	ND	461	29,858	(29,397)	NM
Interest expense	20,857	20,211	646	3%	61,087	70,439	(9,352)	(13%)
Depreciation and amortization	44,371	42,322	2,049	5%	128,733	124,154	4,579	4%
Secondary offering costs (b)	—	—	—	—	747	—	747	ND
Termination of advisory agreement (c)	—	—	—	—	—	50,072	(50,072)	NM
Advisory fees (d)	—	—	—	—	—	2,799	(2,799)	NM
Equity-based compensation expense (e)	570	2,482	(1,912)	(77%)	1,905	4,704	(2,799)	(60%)
Debt refinancing costs (f)	—	111	(111)	NM	—	4,225	(4,225)	NM
Other adjusting items (g)	1,620	—	1,620	ND	3,898	843	3,055	362%
Other non-cash expenses (h)	602	3,894	(3,292)	(85%)	1,695	8,129	(6,434)	(79%)

Adjusted EBITDA	$209,134	$254,416	$(45,282)	(18%)	$320,156	$392,487	$(72,331)	(18%)

Net income	$87,176	$120,740	$(33,564)	(28%)	$75,365	$64,889	$10,476	16%
Termination of advisory agreement (c)	—	—	—	—	—	50,072	(50,072)	NM
Secondary offering costs (b)	—	—	—	—	747	—	747	ND
Loss on early extinguishment of debt and write-off of discounts and deferred financing costs (a)	461	—	461	ND	461	29,858	(29,397)	NM
Business optimization costs (i)	1,196	—	1,196	ND	1,196	—	1,196	ND
Income taxes of certain non-GAAP adjustments	(222)	—	(222)	ND	(558)	(32,476)	31,918	NM

Adjusted Net Income	$88,611	$120,740	$(32,129)	(27%)	$77,211	$112,343	$(35,132)	(31%)

Net income per share, diluted	$1.00	$1.34	$(0.34)		0.86	$0.74	$0.12
Termination of advisory agreement (c)	—	—	—		—	0.57	(0.57)
Secondary offering costs (b)	—	—	—		0.01	—	0.01

Loss on early extinguishment of debt and write-off of discounts and deferred financing costs (a)	0.00	—	0.00		0.01	0.34	(0.33)
Business optimization costs (i)	0.01	—	0.01		0.01	—	0.01
Income taxes of certain non-GAAP adjustments	(0.00)	—	(0.00)		(0.01)	(0.37)	0.36

Adjusted Net Income per share, diluted	$1.01	$1.34	$(0.33)		$0.88	$1.28	$(0.40)

Weighted average shares common outstanding, diluted	87,024	90,206			87,648	87,531

Net cash provided by operating activities	$136,430	$178,586	$(42,156)	(24%)	$269,939	$272,984	$(3,045)	(1%)
Capital expenditures	28,962	37,827	(8,865)	(23%)	122,809	125,852	(3,043)	(2%)

Free Cash Flow	$107,468	$140,759	(33,291)	(24%)	$147,130	$147,132	(2)	(0%)
Advisory termination fee cash payment	—	—	—	—	—	46,300	(46,300)	NM

Adjusted Free Cash Flow	$107,468	$140,759	$(33,291)	(24%)	$147,130	$193,432	$(46,302)	(24%)

SEAWORLD ENTERTAINMENT, INC. AND SUBSIDIARIES

UNAUDITED BALANCE SHEET DATA

(In thousands)

	As of September 30, 2014	As of December 31, 2013
Cash and cash equivalents	$115,192	$116,841

Total assets	$2,531,417	$2,577,410

Long-term debt, including current maturities:
Term B-2 Loans	$1,355,950	$1,397,975
Senior Notes	260,000	260,000

Total long-term debt, including current maturities	$1,615,950	$1,657,975

Total stockholders’ equity	$620,117	$648,027

SEAWORLD ENTERTAINMENT, INC. AND SUBSIDIARIES

UNAUDITED OTHER DATA

	For the Three Months Ended September 30,		Change		For the Nine Months Ended September 30,		Change
	2014	2013	$	%	2014	2013	$	%
Attendance (in thousands)	8,405	8,864	(459)	(5.2%)	18,034	18,926	(892)	(4.7%)
Total revenue per capita (j)	$58.99	$60.74	($1.75)	(2.9%)	$61.73	$62.79	($1.06)	(1.7%)

NM- Not meaningful

ND- Not determinable

(a) Reflects the write-off of discounts and deferred financing costs in the three and nine months ended September 30, 2014 relating to the voluntary prepayment of $31.5 million on the Company’s Senior Secured Credit Facilities. For the nine months ended September 30, 2013, reflects a $15.4 million premium paid for the early redemption of $140.0 million of the Company’s Senior Notes using net proceeds from the Company’s initial public offering in April 2013, along with a write-off of approximately $5.5 million in related discounts and deferred financing costs and a write-off of approximately $8.1 million of certain capitalized debt issuance costs in connection with Amendment No. 5 to the Company’s Senior Secured Credit Facilities.

(b) Reflects fees and expenses incurred by the Company in connection with the secondary offering of common stock in April 2014. Pursuant to the Registration Rights Agreement, the Company paid all expenses related to the offering, other than underwriting discounts and commissions. No shares were sold by the Company in the secondary offering and the selling stockholders received all of the net proceeds from the offering.

(c) Reflects a one-time fee of $46.3 million paid by the Company to an affiliate of Blackstone in connection with the termination of the 2009 Advisory Agreement, and a related write-off of prepaid advisory fees of $3.8 million.

(d) Reflects historical fees paid to an affiliate of Blackstone under the 2009 Advisory Agreement.

(e) Reflects non-cash compensation expense associated with the grants of equity compensation.

(f) Reflects costs which were expensed related to the amendments to the Company’s Senior Secured Credit Facilities.

(g) Reflects certain initial product and intellectual property development costs and certain business optimization costs and expenses incurred in the three and nine months ended September 30, 2014. The product and intellectual property development costs were not material in the prior periods and were approximately $0.8 million in the first quarter of 2014. There were no business optimization costs and expenses in the prior periods. For the three and nine months ended September 30, 2013, other adjusting items reflects costs related to the Company’s acquisition of the Knott’s Soak City Chula Vista water park and pre-opening costs related to Aquatica San Diego.

(h) Reflects non-cash expenses related to miscellaneous asset write-offs which were expensed.

(i) Reflects certain business optimization costs and expenses incurred in the three and nine months ended September 30, 2014, which are included in selling, general and administrative expenses. These costs primarily represent third party consulting costs associated with development of the cost savings plan. There were no business optimization costs and expenses in the prior periods.

(j) Calculated as total revenues divided by attendance.